Strength in numbers
110 years
1903 – 2013

Simmons First National Corporation
2012 Company Report

2012 LETTER TO SHAREHOLDERS

Despite the challenges and uncertainty with this economy, our financial performance was better than anticipated.

Our earnings topped $27.7 million, an increase of 9% on assets of $3.5 million, and an ROA of .83%. While we compared favorably to our peer, it remains below our historical performance and expectation levels, primarily driven by historically low interest rates and a very sluggish recovery. Obviously, there are many pieces to this puzzle; our earnings growth was a major accomplishment, but even more significant, is the way we achieved the growth, i.e. through the execution of our strategic plan, which resulted in the deployment of our excess capital in two FDIC acquisitions, and by continued improvement in our asset quality numbers that were already strong. New initiatives were introduced in all eight community banks that resulted in good growth in our loan portfolios and customer relationships.

Historically, one of our greatest strengths has been in our balance sheet. Our conservative culture has enabled us to navigate the "great recession" and today, our regulatory capital is in the 84th percentile of our peer, asset quality in the 90th percentile, and liquidity in the 95th percentile. Like others in the banking industry, our greatest challenge has been generating top-line revenue growth, which is primarily driven by loan growth. This has certainly been a challenge since the recession because of moderate economic recovery, customer concerns about the near term growth opportunities due to our country's level of debt and annual deficit, and the impact from regulatory reform.

In an effort to utilize our excess liquidity, we introduced several loan promotions that generated our first year-over-year increase in legacy loans in the past three years. The promotions helped generate a 3% organic loan growth. As previously mentioned, we utilized a portion of our excess capital to consummate two acquisitions that resulted in total loan growth of approximately 10%. These two acquisitions complimented our 2010 expansion into Missouri and Kansas by adding new locations in the Kansas City MSA; Sedalia, Missouri; and St. Louis, Missouri markets. Bottom line, while the economy remains sluggish, our asset quality, efficiency initiatives, loan growth, and acquisitions enabled us to achieve a 9% growth in earnings and 12% growth in EPS. The additional growth in EPS was driven by our Stock Repurchase Program, which resulted in 750,000 shares being repurchased at an average cost of $24 per share this past year. We continue to believe that our stock represents a good investment, thus

J. THOMAS MAY Chairman & Chief Executive Officer



we plan to continue utilizing all profits in excess of dividends to repurchase shares in 2013. In addition, we are very proud of our dividend history, paying a dividend for 103 consecutive years. Currently our $.80 per share dividend produces a 3.4% annual return based on our most recent stock price. Recently, our Board of Directors approved an increase of $.01 per share or $.84 on an annualized basis, representing a dividend increase of 5%.

Simmons First has expanded its footprint to 55 communities in Arkansas, Kansas and Missouri, serving those markets through 92 branch locations, more than 100 ATM's and state of the art electronic banking. Simmons First is making it easy for our customers to "bank their way" whether in person, by ATM, online or on-the-go with our mobile banking products and services. In 2012, we introduced numerous loan specials and new innovative products and services such as mobile banking and mobile deposit. We truly are a community banking organization, committed to improving the quality of life in each of the communities we serve. We do so by encouraging our associates to get involved in their respective communities and we reinvest a portion of our profits in civic and community organizations that have shown they improve the quality of life. During 2012, our associates invested in excess of 30,000 hours to community service with a primary focus on making a difference. Our corporation and eight community banks contributed in excess of $1 million to various non-profit organizations to improve the quality of life. We are proud of our commitment to reward all of our stakeholders, and we believe that is why Simmons First is the bank of choice for so many people throughout our market areas.

I would like to express my appreciation to our Board of Directors for executing one of the "Best Practices" in corporate governance; succession planning. Twenty-six years ago, I was given the opportunity to join Simmons First National Bank as President and Chief Executive Officer of our lead bank and President of the Simmons First National Corporation. Over that period we have grown from $500 million in assets and $3 million in profits to $3.5 billion in assets and $27 million in profits. This is a great example of what a team can accomplish. In 2011, my intentions to retire at the end of 2013 were announced. I have been blessed in so many different ways, and becoming a part of the Simmons First Team has been one of those blessings. I am very proud of our team and all they have accomplished for our stakeholders. I have valued the time working with a team that not only follows the "Do Right Rule" but, more importantly, they live it.


SALINA
KANSAS CITY METRO
SEDALIA
ST. LOUIS
KANSAS
MISSOURI
WICHITA
SPRINGFIELD
NORTHWEST ARKANSAS
NORTHEAST ARKANSAS
RUSSELVILLE
SEARCY
LITTLE ROCK
HOT SPRINGS
PINE BLUFF
ARKANSAS
SOUTH ARKANSAS
EL DORADO

Total Assets

$3.5 billion

Stockholders' Equity

$406 million

Net Income

$27.7 million

Earnings Per Share

$1.64

Increase in EPS over 2011

11.6%

As with all good things, if they are to continue, there must be change. Now is the time for that change, which is currently underway with this transition year. It is perfect timing and the Board of Directors, under the guidance of Dr. Harry Ryburn, a thirty-seven year veteran of the Board and Lead Director, executed what I believe is one of the most important director responsibilities in corporate governance — succession planning. It was a two-plus year process that culminated in the selection of George A. Makris, Jr. as my successor. In my opinion, the board chose the perfect person to lead our company through a very important period of time in banking. Mr. Makris is uniquely qualified to deal with regulatory reform, with increased emphasis on efficiency initiatives, growth through acquisitions, and the vision needed to enhance shareholder value with new products and services that will enhance non-interest income. Mr. Makris was chosen to be my successor because he knows our company, having served as a Director and Chairman of the Audit Committee for the past fifteen years, and he is well known by our team of leaders. He is a visionary, being a third generation businessman and he has led a highly successful family business for over twenty years. Mr. Makris joined the company on January 1, 2013, in a newly created position of CEO-Elect. He will spend one year in transition with me and will assume the position of Chairman and CEO on January 1, 2014. He is the right person at the right time, and will lead our team of exceptional bankers, whose talents were matched up with our needs of the future. The following individuals were promoted to their current positions as part of the overall succession plan: David Bartlett, President and Chief Banking Officer, overseeing all eight banks, and a member of our Corporate Board; Bob Fehlman, Senior Executive Vice President, Chief Financial Officer and Treasurer of Simmons First National Corporation; Marty Casteel, Chairman and Chief Executive Officer of Simmons First National Bank and Executive Vice President of the Corporation; and Craig Hunt, President of Simmons First National Bank and Chief Lending Officer of the Corporation.

I think you will agree that 2012 has been a very busy year for your management team and Board of Directors. I am confident that Mr. Makris and I will work hard to make the transition transparent to our shareholders, customers, and associates. It is an exciting time in the life of Simmons First National Corporation, and as a shareholder, I can also say that the future is bright under the leadership of George Makris and his team. Thank you for your investment in our company and for your continued support.

J. Thomas May
Chairman and Chief Executive Officer



SEATED - LEFT TO RIGHT David Bartlett • George Makris • J. Thomas May • Bob Fehlman

STANDING - LEFT TO RIGHT Marty Casteel • Craig Hunt



Safety, soundness, longevity

Financial

OUR STABILITY

Simmons First was founded on sound, conservative business principles. Principles that have enabled us to weather uncertain times and continue to grow. These sound business principles along with strong asset quality, consistent organic growth and our outstanding team of associates are some of the reasons we have been able to survive and prosper for 110 years.

LEADERSHIP

An inspiring past, a healthy present and an exciting future characterize our company. A company built from strong leaders. Our recently announced succession plan continues this tradition of strong leaders. It is an exciting time in the life of our company and our new leadership team of experienced and talented bankers will take our company to a new level of performance.

STRONG ASSET QUALITY

	SFNC	Peer Group
Non-performing Loans as a % of Loans	0.74%	1.42%[1]
Net Charge-offs as a % of Average Loans	0.26%	0.50%[1]
Net Credit Card Charge-offs as a % of Credit Card Portfolio	1.50%	3.90%[2]

1 Publicly traded banks with assets of $2 — $5 billion
2 Most recently published industry average

Strength



55 communities

92 financial centers

3 states

AR KS MO

CONVENIENCE

Simmons First continues to grow and expand our footprint, reaching new customers and bringing more convenience to our existing ones. Our expansive network of 92 financial centers and more than 100 ATM's coupled with our state-of-the-art products makes us more convenient than ever. This convenience combined with our line of competitive products and exceptional quality customer service makes us an attractive choice for customers when looking for a financial institution that can serve their needs and allow them to bank their way.

Building Relationships

INNOVATION

At Simmons First we are dedicated to our community banking philosophy of always meeting our customer's needs. To do so we must provide exceptional service while offering the very latest in competitive products. We want to make it easy to Bank Your Way with innovative services such as Mobile Banking with Mobile Deposit, Text Banking, Bank Anywhere Online Banking and Telephone Banking.

1,100 associates | **600** organizations | **55** communities



VOLUNTEER
VOLUNTEER

+29,000 VOLUNTEER HOURS



Serving our Community

BANKING PHILOSOPHY – COMMUNITY

You don't stay in business for 110 years without being actively involved in the communities you serve and helping others along the way. In 2012, Simmons First had over 1,100 associates involved in more than 600 organizations in 55 communities, contributing over 29,000 volunteer hours. We appreciate the opportunity our customers give us to serve them. It is a privilege that we don't take lightly and we are always focused on offering them the very best in competitive products and delivering unsurpassed quality customer service. We realize that we're not just closing a home loan, we're helping to fulfill a dream. We're not just providing a business loan, we're helping to build a future. Helping our customers with products and services that meet their needs and reach their financial goals is something we're committed to doing each and every day.

Simmons First National Corporation

Board of Directors



SEATED (left to right) Eugene Hunt • Harry L. Ryburn • J. Thomas May • George A. Makris, Jr. • Sharon L. Gaber, Ph.D.

STANDING (left to right) Edward Drilling • Robert L. Shoptaw • Steven A. Cossé • William E. Clark, II

W. Scott McGeorge • Henry F. Trotter, Jr. • Jerry Watkins

STRONG REGULATORY CAPITAL



4.00%
5.00%
10.81%
LEVERAGE RATIO
4.00%
6.00%
19.08%
TIER 1 CAPITAL RATIO
8.00%
10.00%
20.34%
TOTAL RISK-BASED CAPITAL RATIO
Regulatory Minimum
Regulatory "Well-Capitalized"
Simmons First National Corporation

WILLIAM E. CLARK, II
Chairman & Chief Executive Officer
Clark Contractors, LLC

STEVEN A. COSSÉ
President & Chief Executive Officer
Murphy Oil Corporation

EDWARD DRILLING
President
AT&T Arkansas

SHARON L. GABER, PH.D.
Provost & Vice Chancellor
For Academic Affairs
University of Arkansas

EUGENE HUNT
Attorney
Hunt Law Firm

GEORGE A. MAKRIS, JR.
CEO-Elect
Simmons First National Corporation

J. THOMAS MAY
Chairman & Chief Executive Officer
Simmons First National Corporation

W. SCOTT MCGEORGE
President
Pine Bluff Sand & Gravel

HARRY L. RYBURN, D.D.S.
Retired Orthodontist

ROBERT L. SHOPTAW
Chairman of the Board
Arkansas Blue Cross and Blue Shield

Advisory Director

HENRY F. TROTTER, JR.
President
Trotter Auto Group

Consultant to the Board

JERRY WATKINS
Retired Executive
Murphy Oil Corporation

REWARDING SHAREHOLDERS THROUGH DIVIDENDS

104

CONSECUTIVE YEARS OF PAYING DIVIDENDS TO OUR SHARHOLDERS

$0.84

PER SHARE ANNUALIZED DIVIDEND PAYMENT (beginning of 2013)

3.4%

ANNUAL RETURN TO OUR SHAREHOLDERS (based on recent stock price)

Corporate
Executive Officers

LEFT TO RIGHT

MARTY CASTEEL	Executive Vice President & Secretary
BOB FEHLMAN	Senior Executive Vice President, Chief Financial Officer & Corporate Treasurer
DAVID BARTLETT	President & Chief Banking Officer
ROBERT DILL	Executive Vice President & Marketing Director

110 YEARS OF EXPERIENCE WITH SIMMONS FIRST



Shareholders may obtain a copy of the Company's annual report as filed with the Securities and Exchange Commission (Form 10-K) by writing to Marty D. Casteel, Secretary, Simmons First National Corporation, P. O. Box 7009, Pine Bluff, Arkansas 71611-7009, or on the Company's website at simmonsfirst.com. Simmons First National Corporation is an Equal Opportunity Employer.

Affiliate
Executive Officers

SEATED - LEFT TO RIGHT

BARRY LEDBETTER President & CEO, Simmons First Bank of Northeast Arkansas

STEVE TRUSTY President & CEO, Simmons First Bank of Hot Springs

TOM SPILLYARDS CEO, Simmons First Bank of Northwest Arkansas

FREDDIE BLACK Chairman & CEO, Simmons First Bank of South Arkansas

STANDING - LEFT TO RIGHT

ROBERT ROBINSON, IV President & CEO, Simmons First Bank of El Dorado

CRAIG HUNT President, Simmons First National Bank

MARTY CASTEEL Chairman & CEO, Simmons First National Bank

BROOKS DAVIS President & CEO, Simmons First Bank of Searcy

RON JACKSON Chairman & CEO, Simmons First Bank of Russellville

A NETWORK OF 8 COMMUNITY BANKS

	total assets in millions
Simmons First National Bank (Pine Bluff, Little Rock, Ft. Smith, Kansas & Missouri)	$2,082
Simmons First Bank of Northeast Arkansas	$351
Simmons First Bank of Northwest Arkansas	$244
Simmons First Bank of El Dorado	$224



Bank	total assets in millions
Simmons First Bank of South Arkansas	$192
Simmons First Bank of Russellville	$191
Simmons First Bank of Hot Springs	$176
Simmons First Bank of Searcy	$152

Corporate Senior Management



SEATED - LEFT TO RIGHT

SHARON BURDINE Senior Vice President & Human Resources Director

GLENDA TOLSON Executive Vice President, Operations

AMY JOHNSON Senior Vice President & Assistant Marketing Director

STANDING - LEFT TO RIGHT

TINA GROVES Senior Vice President & Manager Corporate Audit & Compliance

DAVID GARNER Senior Vice President, Controller & Chief Accounting Officer

LISA HUNTER Senior Vice President, eBanking, Cash Management & Retail Delivery

KEVIN ARCHER Senior Vice President, Special Services

SIMMONS FIRST NATIONAL CORPORATION

J. Thomas May	Chairman & Chief Executive Officer
George A. Makris, Jr.	CEO-Elect
David L. Bartlett	President & Chief Banking Officer
Robert A. Fehlman	Senior Executive Vice President, Chief Financial Officer & Corporate Treasurer
Marty D. Casteel	Executive Vice President & Secretary
Robert C. Dill	Executive Vice President & Marketing Director
David W. Garner	Senior Vice President, Controller & Chief Accounting Officer
Kevin J. Archer	Senior Vice President, Special Services
Sharon K. Burdine	Senior Vice President & Human Resources Director
Tina M. Groves	Senior Vice President & Manager Corporate Audit & Compliance
Lisa W. Hunter	Senior Vice President, eBanking, Cash Management & Retail Delivery
Amy W. Johnson	Senior Vice President & Assistant Marketing Director

SIMMONS FIRST NATIONAL BANK

Marty D. Casteel	Chairman & Chief Executive Officer
N. Craig Hunt	President & Corporate Chief Credit Officer
Robert C. Dill	Executive Vice President, Marketing Group
Glenda K. Tolson	Executive Vice President, Secretary & Cashier, Operations Group
David W. Garner	Senior Vice President, Controller
Craig S. Attwood	Senior Vice President, Indirect Lending
W. Greg Bell	Senior Vice President, Commercial & Agriculture Loans
David C. Bush	Senior Vice President, Bank Card
Joel W. Cheatham	Senior Vice President, Mortgage Banking
Joe W. Clement, III	President, Simmons First Trust Company, N. A.
Shirley E. Crow	Senior Vice President, Manager of Loan Administration
Lisa W. Hunter	Senior Vice President, Consumer Banking Group
Amy W. Johnson	Senior Vice President, Marketing Group
Richard W. Johnson	President, Simmons First Investment Group
David W. Rushing	Senior Vice President, Operations Group

SIMMONS FIRST NATIONAL BANK REGIONS

Arkansas

CENTRAL ARKANSAS REGION

Steven C. Wade
Community Chairman

C. Adam Mitchell
Community Executive

CONWAY ARKANSAS REGION

Ritchie D. Howell
Community President

NORTH ARKANSAS REGION

Stephen J. Smith
Community President

Donald L. Britnell
Community Executive

WESTERN ARKANSAS REGION

Michael F. Flynn
Community President

Charles J. Brown
Senior Vice President

Kansas

Patrick J. Anderson
Kansas Chairman

KANSAS CITY KANSAS REGION

Patrick J. Anderson
Kansas Chairman

Paul S. Baker
Senior Vice President

Cris D. Smith
Senior Vice President

SALINA KANSAS REGION

Chris Yohe
Community Executive

WICHITA KANSAS REGION

Andrea Scarpelli
Community President

Missouri

Larry L. Bates
Missouri Chairman

SPRINGFIELD MISSOURI REGION

Jefferson C. McNatt
Community President

Joseph B. Renner
Senior Vice President

ST. LOUIS MISSOURI REGION

Erik Beishir
Community President

SIMMONS FIRST BANK OF EL DORADO

Robert L. Robinson, IV	President & Chief Executive Officer
L. S. Brown	Senior Vice President
A. J. Lockwood, Jr.	Senior Vice President

SIMMONS FIRST BANK OF HOT SPRINGS

David L. Bartlett	Chairman
Steven W. Trusty	President & Chief Executive Officer
Christopher W. White	Senior Vice President

SIMMONS FIRST BANK OF NORTHEAST ARKANSAS

Barry K. Ledbetter	President & Chief Executive Officer
Wayne F. Bond	Senior Vice President
Kent P. Bridger	Senior Vice President
Tony L. Futrell	Senior Vice President
Jerry K. Morgan	Senior Vice President

SIMMONS FIRST BANK OF NORTHWEST ARKANSAS

Thomas W. Spillyards	Chief Executive Officer
Dennis H. Ferguson	President
Linda A. Hankins	Senior Vice President
C. Jeremy Woody	Senior Vice President

SIMMONS FIRST BANK OF RUSSELLVILLE

Ronald B. Jackson	Chairman & Chief Executive Officer
R. Scott Hill	Community President-Russellville
Denton Tumbleson	Community President-Clarksville

SIMMONS FIRST BANK OF SEARCY

Brooks Davis	President & Chief Executive Officer
Matt Boyd	Senior Vice President

SIMMONS FIRST BANK OF SOUTH ARKANSAS

Freddie G. Black	Chairman & Chief Executive Officer
Tommy R. Jarrett	President
Linda S. Moreland	Senior Vice President
Teresa L. Wood	Senior Vice President

Affiliate Board of Directors

SIMMONS FIRST NATIONAL BANK

Board of Directors

David L. Bartlett
President & Chief Banking Officer
Simmons First National
Corporation

Marty D. Casteel
Chairman & Chief Executive Officer
Simmons First National Bank

Dean Chambliss
Owner
H & D Farms

N. Craig Hunt
President
Simmons First National Bank

Met L. Jones, II
General Manager
Dickey Machine Works

John Lytle, M.D.
Orthopedic Surgeon
South Arkansas Orthopedic Center

Johnny McGraw
Owner
McGraw Farms

Beverly Morrow
Vice President
TLM Management

A.W. Nelson, Jr.
President
A.W. Nelson, Jr. Architect, P.A.

Mary Pringos
President
Phillips Planting Co., Inc.

H. Glenn Rambin
President
R and R Farms

Clifton Roaf, D.D.S.
Dentist

Adam B. Robinson, Jr.
President
Ralph Robinson & Son, Inc.

Harry L. Ryburn, D.D.S.
Retired Orthodontist

Mark Shelton, III
President
M.A. Shelton Farming
Company, Inc.

H. Ford Trotter, III
General Manager
Trotter Auto Group

Advisory Directors

Robert E. Dreher, Jr.
Partner
Dreher & Sons

Clarence Roberts, III
Retired President
Roberts Brothers Tire Service, Inc.

Phyllis S. Thomas
Secretary/Treasurer
Harbor Oaks

Advisory Director Emeritus

Joe S. Hiatt
Retired Banker/Rancher

CONWAY ARKANSAS REGION

Advisory Board of Directors

Steve W. "Bo" Conner
Partner
Conner & Sartain, P.A.

Ritchie Howell
Community President
Conway Arkansas Region
Simmons First National Bank

Bill Johnson
Retired Community Chairman
Conway Arkansas Region
Simmons First National Bank

Charles Nabholz
Chairman
The Nabholz Group

Phillip Stone, M.D.
President
Conway Emergency Physicians
Group

Steven C. Wade
Community Chairman
Central Arkansas Region
Simmons First National Bank

WESTERN ARKANSAS REGION

Advisory Board of Directors

Michael F. Flynn
Community President
Western Arkansas Region
Simmons First National Bank

Joe S. Hiatt
Retired Banker/Rancher

Margie Hiatt
Retired Banker

Sherman Hiatt
Mayor
City of Charleston

Clay Hiatt
Investments

Joe Larkin
Pharmacist/Owner
Medi-Sav Pharmacy

SIMMONS FIRST BANK OF EL DORADO

Board of Directors

Aubra Anthony, Jr.
President & Chief Executive Officer
Anthony Forest Products Company

David L. Bartlett
President & Chief Banking Officer
Simmons First National
Corporation

Steven A. Cossé
President & Chief Executive Officer
Murphy Oil Corporation

T. Alan Gober
CPA
Evers, Cox & Gober P.L.L.C.

Phil Herring
President
Herring Furniture Company

Denny McConathy
Retired President
Cross Oil and Refining
Company, Inc.

Kenneth P. Oliver, Jr.
Retired President
El Dorado Glass & Mirror
Company, Inc.

Robert L. Robinson, IV
President & Chief Executive Officer
Simmons First Bank of El Dorado

Floyd M. Thomas, Jr.
Partner
Thomas, Hickey
& Shepherd, LLP Attorneys

Larkin M. Wilson, III, D.D.S.
Dentist

Jennifer K. Wylie
President, The Eagle Foundation
Executive Advisor, Hope Landing, Inc.

SIMMONS FIRST BANK OF HOT SPRINGS

Board of Directors

Sara Barnett
CPA
Consultant

David L. Bartlett
Chairman
Simmons First Bank of Hot Springs

Stuart A. Fleischner, D.D.S.
Co-owner
Hot Springs National Park
Dental Group

James B. Newman
President
Douglass-Newman
Insurance Agency

Lance A. Porter, D.D.S.
Owner
Porter Dental Health Clinic, P.A.

Sam P. Stathakis, Jr.
President
Merritt Wholesale Distributors

Steven W. Trusty
President & Chief Executive Officer
Simmons First Bank of Hot Springs

Advisory Directors

Louis F. Kleinman
Chairman
Falk Supply Company

Gene Thomason
Retired President
Simmons First Bank of Russellville

Advisory Director Emeritus

John D. Selig
Retired Vice President
Weyerhaeuser

SIMMONS FIRST BANK OF NORTHEAST ARKANSAS

Board of Directors

David L. Bartlett
President & Chief Banking Officer
Simmons First National Corporation

Barry K. Ledbetter
President & Chief Executive Officer
Simmons First Bank of Northeast Arkansas

Ben Owens, Jr., M.D.
Physician/Partner
Clopton Clinic

David Pyle, M.D.
Vice President, Medical Affairs
St. Bernards Regional Healthcare

Jim Scurlock
President
Scurlock Industries of Jonesboro, Inc.

Berl A. "Skipper" Smith
Attorney/CPA
Rainwater & Cox, Inc.

Mark Wimpy
Self Employed
Farmer

SIMMONS FIRST BANK OF NORTHWEST ARKANSAS

Board of Directors

David L. Bartlett
President & Chief Banking Officer
Simmons First National Corporation

Dennis H. Ferguson
President
Simmons First Bank of Northwest Arkansas

Clark Irwin
Senior Vice President of Commodity Sales
Tyson Foods

Sonya Jones
Retired

Nick J. Nabholz
Business Development Officer
Nabholz Construction

Thomas W. Spillyards
Chief Executive Officer
Simmons First Bank of Northwest Arkansas

James L. Tull, CPA
Chief Financial Officer
Crafton, Tull, Sparks & Associates

Advisory Director

Martin Gilbert
Retired Attorney

SIMMONS FIRST BANK OF RUSSELLVILLE

Board of Directors

Leon Anderson
Nationwide Representative
Nationwide Insurance Company

Terry G. Bowie
Retired
Entergy Corporation

Keith B. Cogswell, III
President
Cogswell Motors, Inc.

Trish Henry
President & Chief Executive Officer
Russellville Steel Company

Ronald B. Jackson
Chairman & Chief Executive Officer
Simmons First Bank of Russellville

Allen Laws, III
Attorney
Laws Law Firm, P.A.

Edward R. Stingley, III
Real Estate Sales Associate
Century 21

Harve J. Taylor
Owner/President
H. J. Taylor & Associates, Inc.

Advisory Director

Gene Thomason
Retired President
Simmons First Bank of Russellville

SIMMONS FIRST BANK OF SEARCY

Board of Directors

David L. Bartlett
President & Chief Banking Officer
Simmons First National Corporation

Richard Cargile
Owner
Cargile Insurance Agency

Brooks Davis
President & Chief Executive Officer
Simmons First Bank of Searcy

Dennis R. Donovan
Consultant

Al Fowler
Retired Administrator
Searcy Medical Center

Joe Giezeman
Consultant

David Johnston
Owner
Ag Chem Direct, Inc./Lake Ice Company

Robert Underwood
Owner
Underwood Construction/ Underwood Properties

SIMMONS FIRST BANK OF SOUTH ARKANSAS

Board of Directors

Freddie G. Black
Chairman & Chief Executive Officer
Simmons First Bank of South Arkansas

Robert G. Bridewell, Sr.
Attorney
Robert G. Bridewell, Sr., P.A.

James Haddock
Attorney
James Haddock, P.A.

N. Craig Hunt
President
Simmons First National Bank

Tommy R. Jarrett
President
Simmons First Bank of South Arkansas

Beverly Mihalyka
Secretary/Treasurer
Chicot Irrigation, Inc.

Jerry Selby
Partner
Four Star Partnership Farms

Harold Smith
President & Chief Executive Officer
Silviland, Inc.

DUMAS REGION

Advisory Board of Directors

Freddie G. Black
Chairman & Chief Executive Officer
Simmons First Bank of South Arkansas

C. Kelly Farmer
Consultant
ARKAT Feeds, Inc.

Martin Henry
Farmer
M & A Farms

Guy P. Teeter
Farmer
Guy Teeter Farms

Teresa L. Wood
Senior Vice President
Simmons First Bank of South Arkansas

Advisory Director Emeritus

A.O. French, Jr.
Retired Farmer
French Planting Company

Financial Highlights

SIMMONS FIRST NATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

(In thousands)	2012	2011
ASSETS		
Cash and cash equivalents	$537,797	$570,206
Investment securities	687,483	697,656
Mortgage loans held for sale and assets held in trading accounts	31,591	30,517
Legacy loans	1,628,513	1,579,769
Allowance for loan losses	(27,882)	(30,108)
Loans acquired, covered by FDIC loss share (net of discount)	210,842	158,075
Loans acquired, not covered by FDIC loss share (net of discount)	82,764	--
Net loans	**1,894,237**	**1,707,736**
FDIC indemnification asset	75,286	47,683
Premises and equipment	87,557	86,486
Foreclosed assets	33,352	22,887
Foreclosed assets covered by FDIC loss share	27,620	11,685
Goodwill and core deposit premiums	64,365	62,184
Other assets	88,201	83,089
Total assets	**$ 3,527,489**	**$ 3,320,129**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Deposits:		
Non-interest bearing transaction accounts	$576,655	$532,259
Interest bearing transaction accounts and savings deposits	1,421,137	1,239,504
Time deposits	876,371	878,634
Total deposits	**2,874,163**	**2,650,397**
Other borrowings	89,441	90,170
Subordinated debentures	20,620	30,930
Accrued interest and other liabilities	137,203	140,721
Total liabilities	**3,121,427**	**2,912,218**
Stockholders' equity	**406,062**	**407,911**
Total liabilities and stockholders' equity	**$3,527,489**	**$3,320,129**

SIMMONS FIRST NATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2012 and 2011

(In thousands, except per share data)	2012	2011
Interest income	$129,134	$129,056
Interest expense	15,617	20,396
NET INTEREST INCOME	**113,517**	**108,660**
Provision for loan losses	4,140	11,676
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	**109,377**	**96,984**
NON-INTEREST INCOME		
Trust income	5,473	5,375
Service charges on deposit accounts	16,808	16,808
Other service charges and fees	2,961	2,980
Mortgage banking income	5,997	4,188
Investment banking income	2,038	1,478
Credit card fees	17,045	16,828
Bank owned life insurance income	1,463	1,481
Gain on FDIC-assisted transactions	3,411	--
Net gain (loss) on assets covered by FDIC loss share agreements	(9,793)	154
Other income	2,968	4,173
TOTAL NON-INTEREST INCOME	**48,371**	**53,465**
NON-INTEREST EXPENSE		
Salaries and employee benefits	66,999	65,058
Occupancy expense, net	8,603	8,443
Furniture and equipment expense	6,882	6,633
Other real estate and foreclosure expense	992	678
Deposit insurance	2,086	2,387
Merger related costs	1,896	357
Other operating expenses	30,275	31,094
TOTAL NON-INTEREST EXPENSE	**117,733**	**114,650**
INCOME BEFORE INCOME TAXES	**40,015**	**35,799**
Provision for income taxes	12,331	10,425
NET INCOME	**$27,684**	**$25,374**
DILUTED EARNINGS PER SHARE	**$1.64**	**$1.47**

Financial Highlights

SIMMONS FIRST NATIONAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

Years Ended December 31

(In thousands, except per share & other data)	2012	2011	2010	2009	2008
Financial Statement data:					
Total Assets	$3,527,489	$3,320,129	$3,316,432	$3,093,322	$2,923,109
Total Loans	1,922,119	1,737,844	1,915,064	1,874,989	1,933,074
Total Deposits	2,874,163	2,650,397	2,608,769	2,432,172	2,336,333
Total Equity	406,062	407,911	397,371	371,247	288,792
Net Income	27,684	25,374	37,117	25,210	26,910
Per share data:					
Diluted earnings	$1.64	$1.47	$2.15	$1.74	$1.91
Diluted core earnings	1.59	1.45	1.51	1.74	1.73
Book value	24.55	23.70	23.01	21.72	20.69
Tangible book	20.66	20.09	19.36	18.07	16.16
Dividends	0.80	0.76	0.76	0.76	0.76
Capital ratios at period end:					
Stockholders' equity to total assets	11.51%	12.29%	11.98%	12.00%	9.88%
Tangible common equity to tangible assets	9.87%	10.61%	10.28%	10.19%	7.89%
Tier 1 leverage ratio	10.81%	11.86%	11.33%	11.64%	9.15%
Tier 1 risk-based ratio	19.08%	21.58%	20.05%	17.91%	13.24%
Total risk-based capital ratio	20.34%	22.83%	21.30%	19.17%	14.50%
Dividend payout	48.78%	51.70%	35.35%	43.68%	39.79%

	2012	2011	2010	2009	2008
Annualized performance ratios:					
Return on average assets	0.83%	0.77%	1.18%	0.85%	0.94%
Return on average equity	6.77%	6.25%	9.69%	8.26%	9.54%
Return on average tangible equity	8.05%	7.54%	11.71%	10.61%	12.54%
Net interest margin	3.93%	3.85%	3.78%	3.78%	3.75%
Efficiency ratio	70.17%	67.86%	65.28%	65.69%	66.84%
Asset Quality ratios: (1)					
Nonperforming assets / total assets	1.29%	1.18%	1.12%	1.12%	0.64%
Nonperforming loans / total loans	0.74%	1.02%	0.83%	1.35%	0.81%
Allowance / nonperforming loans	231.62%	186.14%	190.17%	98.81%	165.12%
Allowance / total loans	1.71%	1.91%	1.57%	1.33%	1.34%
Net charge-offs / average loans (2)	0.26%	0.30%	0.52%	0.38%	0.30%
Net credit card charge-offs / credit card loans	1.50%	2.06%	2.37%	2.61%	1.78%
Other data:					
Number of financial centers	92	84	85	84	84
Number of full time equivalent employees	1,068	1,083	1,075	1,091	1,123

(1) Excludes all acquired loans, including those covered by FDIC loss share agreements, and excludes acquired foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.

(2) Excluding credit cards.

Corporate Headquarters:
501 Main Street
Pine Bluff, AR 71601
(870) 541-1000

Little Rock Corporate Office:
100 Morgan Keegan Dr., Suite 410
Little Rock, AR 72202
(501) 558-3100

WWW.SIMMONSFIRST.COM